The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus supplement and prospectus are not offers to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to completion
Preliminary Pricing Supplement dated September 14, 2026
Filed under 424(b)(3), Registration Statement No. 333-288028-01
Pricing Supplement No. 33 - Dated Monday, September 14, 2026 (To: Prospectus Dated June 13, 2025, and Prospectus Supplement Dated July 25, 2025)

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option	Product Ranking
26054ML90		100%	1.250%		5.450%	Semi-Annual	9/15/2031	03/15/2027	$25.89	Yes	Senior Unsecured Notes
Redemption Information: Callable at 100% on 03/15/2027 and any time thereafter.
Joint Lead Managers and Lead Agents: InspereX LLC Agents: Citigroup, Wells Fargo Advisors
This tranche of The Dow Chemical Company InterNotes will be subject to redemption at the option of The Dow Chemical Company, in whole or in part, on the interest payment date occurring on 03/15/2027 and any time thereafter at a redemption price equal to 100% of the principal amount of such The Dow Chemical Company InterNotes plus accrued interest thereon, if any, upon not less than 15 nor more than 60 days prior notice to the noteholder and the trustee, as described in the prospectus.
Notes will be sold at the selling price specified in this preliminary pricing supplement. The Purchasing Agent shall purchase notes from The Dow Chemical Company at the selling price less the applicable gross concession specified in this preliminary pricing supplement. The Purchasing Agent may resell the notes it purchases to the agents and selected dealers at the selling price less a concession that, at the discretion of the Purchasing Agent, may be less than or equal to the gross concession received by the Purchasing Agent. Notes purchased by the agents and selected dealers on behalf of level-fee investment advisory accounts may be sold to such accounts at the selling price less the applicable concession, and such agents and selected dealers shall not retain, as compensation, any portion of such concession applicable to such selling agents and dealers. In that instance, the Purchasing Agent may retain the portion of the gross concession applicable to the Purchasing Agent.

26054MMA6	100%	1.800%	6.000%	Semi-Annual	9/15/2036	03/15/2027	$28.50	Yes	Senior Unsecured Notes

Redemption Information: Callable at 100% on 03/15/2027 and any time thereafter.
Joint Lead Managers and Lead Agents: InspereX LLC Agents: Citigroup, Wells Fargo Advisors
This tranche of The Dow Chemical Company InterNotes will be subject to redemption at the option of The Dow Chemical Company, in whole or in part, on the interest payment date occurring on 03/15/2027 and any time thereafter at a redemption price equal to 100% of the principal amount of such The Dow Chemical Company InterNotes plus accrued interest thereon, if any, upon not less than 15 nor more than 60 days prior notice to the noteholder and the trustee, as described in the prospectus.
Notes will be sold at the selling price specified in this preliminary pricing supplement. The Purchasing Agent shall purchase notes from The Dow Chemical Company at the selling price less the applicable gross concession specified in this preliminary pricing supplement. The Purchasing Agent may resell the notes it purchases to the agents and selected dealers at the selling price less a concession that, at the discretion of the Purchasing Agent, may be less than or equal to the gross concession received by the Purchasing Agent. Notes purchased by the agents and selected dealers on behalf of level-fee investment advisory accounts may be sold to such accounts at the selling price less the applicable concession, and such agents and selected dealers shall not retain, as compensation, any portion of such concession applicable to such selling agents and dealers. In that instance, the Purchasing Agent may retain the portion of the gross concession applicable to the Purchasing Agent.

26054MMB4	100%	3.150%	6.550%	Semi-Annual	9/15/2056	03/15/2027	$31.11	Yes	Senior Unsecured Notes
Redemption Information: Callable at 100% on 03/15/2027 and any time thereafter.
Joint Lead Managers and Lead Agents: InspereX LLC Agents: Citigroup, Wells Fargo Advisors
This tranche of The Dow Chemical Company InterNotes will be subject to redemption at the option of The Dow Chemical Company, in whole or in part, on the interest payment date occurring on 03/15/2027 and any time thereafter at a redemption price equal to 100% of the principal amount of such The Dow Chemical Company InterNotes plus accrued interest thereon, if any, upon not less than 15 nor more than 60 days prior notice to the noteholder and the trustee, as described in the prospectus.
Notes will be sold at the selling price specified in this preliminary pricing supplement. The Purchasing Agent shall purchase notes from The Dow Chemical Company at the selling price less the applicable gross concession specified in this preliminary pricing supplement. The Purchasing Agent may resell the notes it purchases to the agents and selected dealers at the selling price less a concession that, at the discretion of the Purchasing Agent, may be less than or equal to the gross concession received by the Purchasing Agent. Notes purchased by the agents and selected dealers on behalf of level-fee investment advisory accounts may be sold to such accounts at the selling price less the applicable concession, and such agents and selected dealers shall not retain, as compensation, any portion of such concession applicable to such selling agents and dealers. In that instance, the Purchasing Agent may retain the portion of the gross concession applicable to the Purchasing Agent.

	Trade Date: Monday, September 21, 2026 @ 12:00 PM ET	The Dow Chemical Company InterNotes
Settle Date: Thursday, September 24, 2026*
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
The Dow Chemical Company 2211 H.H. Dow Way Midland, Michigan 48674	DTC Number 0235 via RBC Dain Rauscher Inc
If the maturity date or an interest payment date for any note is not a business day (as such term is defined in prospectus), principal and premium, if any, and interest for that note is paid on the next business day, and no further such interest will accrue from, and including, the maturity date or such interest payment date.

*It is expected that delivery of the notes will be made against payment therefor on or about September 24, 2026, which is the third business day following the trade date (such settlement cycle being referred to as “T+3”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in one business day unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to the business day before delivery will be required, by virtue of the fact that the notes initially will settle in T+3, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the notes who wish to trade the notes prior to the business day before delivery should consult their own advisors.

Capitalized terms used in this preliminary pricing supplement that are defined in the InterNotes prospectus supplement (the “Prospectus Supplement”) shall have the meanings assigned to them in the Prospectus Supplement unless otherwise defined herein.

InterNotes® is a registered trademark of InspereX Holdings LLC. All Rights Reserved.